Exhibit 99.1

D. Boral ARC Acquisition I Corp.

Pro Forma Balance Sheet

	August 1, 2025	Pro Forma Adjustments		As Adjusted
		(unaudited)		(unaudited)
Assets
Cash	$926,971	$-		$926,971
Total Current Assets	926,971	-		926,971

Cash Held in Trust Account	250,000,000	30,000,000	a.	280,000,000

Total Assets	$250,926,971	$30,000,000		$280,926,971

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accrued offering costs	106,625	-		106,625
Accrued expenses	-	35,625	d.	35,625
Over-allotment option liability	1,290,375	(1,032,300)	c.	258,075
Total Current Liabilities	1,397,000	(996,675)		400,325

Commitments and Contingencies
Class A ordinary share subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 25,000,000 shares and 28,000,000 issued and outstanding, at redemption value of $10.00, as actual and adjusted, respectively	250,000,000	29,032,650	a.	280,000,000
		967,350	b.

Shareholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-		-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,200,000 issued and outstanding (excluding 25,000,000 shares and 28,000,000 subject to redemption), respectively	120	-		120
Class B ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 12,321,429 issued and outstanding(1)	1,232	-		1,232
Additional paid-in capital	-	967,350	a.	602,339
		(967,350)	b.
		602,339	c.
Accumulated deficit	(471,381)	429,961	c.	(77,045)
		(35,625)	d.

Total Shareholders’ Deficit	(470,029)	996,675		526,646
Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Equity (Deficit)	$250,926,971	$30,000,000		$280,926,971

(1)	Includes an aggregate of 321,428 Ordinary Shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part.

D. Boral ARC Acquisition I Corp.

Note to Pro Forma Financial Statement

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Financial Statement presents the Balance Sheet of D. Boral ARC Acquisition I Corp. (the “Company”) as of August 1, 2025, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on August 13, 2025 as described below.

On August 13, 2025, the Company consummated the closing of the sale of 3,000,000 additional units at a price of $10 per unit (the “Units”) upon receiving notice of the underwriters’ election to exercise their overallotment option (“Overallotment Units”) in part, generating additional gross proceeds of $30,000,000 and incurred no additional underwriting fees. Each Unit consists of one Class A ordinary share, par value $0.0001 per share (the “Class A Ordinary Shares”), of the Company, and one-half of one redeemable warrant (each, a “Warrant”) of the Company, with each whole Warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share, subject to adjustment, pursuant to the Company’s registration statement on Form S-1 (File No. 333-286810).

Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

Pro forma entry
a.	Cash held in Trust Account	30,000,000
	Class A ordinary share subject to possible redemption		29,032,650
	Additional paid-in capital		967,350
	To record sale of 3,000,000 Overallotment Units at $10.00 per Unit and allocation of proceeds to public warrants

b.	Additional paid-in capital	967,350
	Class A ordinary share subject to possible redemption		967,350
	To record accretion of redemption value

c.	Over-allotment option liability	1,032,300
	Accumulated deficit		429,961
	Additional paid-in capital		602,339
	To reverse over-allotment option liability

d.	Administrative service expense	20,000
	Insurance expense	15,625
	Accrued expenses		35,625
	To record accrued expenses